Exhibit (a)(2)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

THE ENDOWMENT PMF MASTER FUND, L.P.

This Certificate of Limited Partnership of The Endowment PMF Master Fund, L.P. (the “Partnership”) is being executed for the purpose of forming a limited partnership pursuant to Title 6, Chapter 17 of the Delaware Code, the Delaware Revised Uniform Limited Partnership Act.

1.	Name of Partnership. The name of the Partnership is:

The Endowment PMF Master Fund, L.P.

2.	Registered and Principal Office and Registered Agent: The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the Partnership’s registered agent at that address is Corporation Service Company.

3.	Name and Address of General Partner. The name and business address of the general partner of the Partnership (the “General Partner”) are as follows:

Name	Business Address
The Endowment Fund GP, L.P.	4265 San Felipe, Suite 900
Houston, TX 77027

IN WITNESS WHEREOF, the undersigned General Partner has caused this Certificate of Limited Partnership to be duly executed as of the 9th day of January, 2014.

By:	The Endowment Fund GP, L.P.
Its General Partner

By:	The Endowment Fund Management, LLC
Its General Partner

By:	/s/ John Blaisdell
Name: John Blaisdell
Authorized Person